Exhibit 99.1

TransEnterix Announces Pricing of $15 Million Underwritten Public Offering

RESEARCH TRIANGLE PARK, N.C.—(BUSINESS WIRE)—March 6, 2020 TransEnterix, Inc. (NYSE American: TRXC), a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery, today announced that it has priced its previously announced underwritten offering of units. The offering was comprised of (i) units of common stock and warrants to purchase shares of common stock and (ii) units of convertible preferred stock and warrants to purchase shares of common stock.

The offering was comprised of 14,121,766 common shares, 7,937,057 preferred shares, and series A warrants to purchase 22,058,823 shares of common shares and series B warrants to purchase 22,058,823 shares of common shares at a combined price of $0.68 per unit, resulting in gross proceeds of approximately $15.0 million. Each warrant has an exercise price of $0.68 per common share, and is exercisable at any time on or after the date of issuance. The series A warrants expire one year from the date of issuance and the series B warrants expire five years from the date of issuance. The convertible preferred stock issued in this transaction includes a beneficial ownership limitation on conversion, but has no dividend rights (except to the extent that dividends are also paid on the common stock), liquidation preference or other preferences over common stock, and has no voting rights. The conversion price of the Series A convertible preferred stock in the offering as well as the exercise price of the warrants are fixed and do not contain any variable pricing features or any price-based anti-dilutive features. The common shares, preferred shares, and the accompanying warrants can only be purchased together in this offering but will be issued separately.

The offering is expected to close on or about March 10, 2020, subject to the satisfaction of customary closing conditions. The Company has also granted to the underwriter a 45-day option to purchase up to an additional 3,308,823 common shares and/or warrants to purchase up to 6,617,649 common shares, at the public offering price per common share and warrant, less underwriter discounts and commissions.

Ladenburg Thalmann & Co. Inc. is acting as sole book-running manager in connection with the offering.

A shelf registration statement relating to the units being sold in this offering was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) on May 10, 2017 and was declared effective on May 17, 2017. The offering is being made by means of a preliminary prospectus supplement and accompanying prospectus filed with the SEC. A final prospectus supplement relating to the offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. When available, copies of the final prospectus supplement can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172 or by email at prospectus@ladenburg.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About TransEnterix

TransEnterix is a medical device company that is digitizing the interface between the surgeon and the patient to improve minimally invasive surgery by addressing the clinical and economic challenges associated with current laparoscopic and robotic options in today’s value-based healthcare environment. The Company is focused on the market development activities for, and increasing utilization of, its Senhance Surgical System, which digitizes laparoscopic minimally invasive surgery. The system allows for robotic precision, haptic feedback, surgeon camera control via eye sensing and improved ergonomics while offering responsible economics. The Senhance Surgical System is available for sale in the US, the EU, Japan and select other countries. For more information, visit www.transenterix.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the closing of the proposed public offering of our securities and expected the gross proceeds receivable by us. These statements involve significant risks and uncertainties, including those discussed in the preliminary prospectus supplement related to the offering and in our most recent report filings with the SEC. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. There can be no assurance that TransEnterix will be able to complete the offering. We are providing this information as of March 6, 2020. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

Investor Contact:

Mark Klausner, +1 443-213-0501

invest@transenterix.com

or

Media Contact:

Terri Clevenger, +1 203-682-8297

terri.clevenger@icrinc.com